As filed with the Securities and Exchange Commission on April 1, 2014

Registration No. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AMEDICA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	84-1375299
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1885 West 2100 South

Salt Lake City, UT 84119

(Address, including zip code, of principal executive offices)

AMEDICA CORPORATION 2003 STOCK OPTION PLAN

AMEDICA AMENDED AND RESTATED 2012 EQUITY INCENTIVE PLAN

AMEDICA 2013 EMPLOYEE STOCK PURCHASE PLAN

(Full Titles of the Plans)

Eric K. Olson

Chief Executive Officer

Amedica Corporation

1885 West 2100 South

Salt Lake City, UT 84119

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Jonathan L. Kravetz, Esq.

Anthony E. Hubbard, Esq.

Daniel T. Kajunski, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, Massachusetts 02111

(617) 542-6000

Facsimile: (617) 542-2241

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	2,981,972 shares	$7.39	$22,036,773	$2,838

(1)	The number of shares of common stock, par value $0.01 per share (“Common Stock”), of Amedica Corporation (the “Registrant”), stated above consists of the aggregate number of shares which may be (i) sold upon the exercise of options which have been granted under the Registrant’s 2003 Stock Option Plan, as amended (the “2003 Plan”), (ii) sold upon the issuance of awards which may hereafter be granted under the Registrant’s Amended and Restated 2012 Equity Incentive Plan (the “2012 Plan”), (iii) sold upon the exercise of options which have been granted under the 2012 Plan and (iv) sold under the Registrant’s 2013 Employee Stock Purchase Plan (the “ESPP”, and together with the 2003 Plan and the 2012 Plan, are collectively referred to herein as, the “Plans”). The maximum number of shares which may be sold under the Plans is subject to adjustment in accordance with certain stock split, recapitalization or other similar transactions and other provisions of the Plans that may increase the number of outstanding shares of Common Stock. Accordingly, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable after the operation of any such stock split, recapitalizations or other similar transactions and other provisions of the Plans.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price (a) for outstanding options granted under the 2003 Plan and 2012 Plan are based upon the weighted-average exercise price of such outstanding options, and (b) for shares reserved for issuance under the 2013 Plan and ESPP are based on the average of the high and the low price of Registrant’s Common Stock as reported on the NASDAQ Capital Market on March 27, 2014 (a date within five business days prior to the filing of this Registration Statement). The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share (2)	Aggregate Offering Price
Shares issuable upon the exercise of outstanding options granted under the 2003 Plan	93,220	$7.39(2)(a)	$688,896
Shares reserved under the 2012 Plan	2,705,463	$7.39(2)(b)	$19,993,372
Shares issuable upon the exercise of outstanding options granted under the 2012 Plan	13,189	$7.39(2)(a)	$97,467
Shares reserved under the ESPP	170,000	$7.39(2)(b)	$1,256,300
Proposed Maximum Aggregate Offering Price			$22,036,034
Registration Fee			$2,838

EXPLANATORY NOTE

In accordance with the introductory Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the Plans covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a) The Annual Report on Form 10-K for the year ended December 31, 2013 filed by the Registrant with the Commission on March 31, 2013, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed.

(b) The Current Report on Form 8-K filed with the Commission on February 20, 2014 and April 1, 2014 (excluding Item 2.02 thereto).

(c) The description of the Registrant’s common stock, par value $0.01 per share, contained in the Registrant’s Statement on Form 8-A12B (File No. 001–33624) filed with the Commission on February 7, 2014 under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(d) All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents (except for information furnished under Items 2.02 and 7.01 of Form 8-K, which is not deemed filed and not incorporated by reference herein). Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s restated certificate of incorporation and restated bylaws provide that the Registrant shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, each person who is involved in any litigation or other proceeding because such person is or was a director or officer of the Registrant or is or was serving as an officer or director of another entity at the Registrant’s request, against all expense, loss or liability reasonably incurred or suffered in connection therewith. The Registrant’s restated certificate of incorporation and restated bylaws also provide that the right to indemnification includes the right to be paid expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that such advance payment will only be made upon delivery to the Registrant of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director is not entitled to indemnification. If the Registrant does not pay a proper claim for indemnification in full within 60 days after the Registrant receives a written claim for such indemnification, except in the case of a claim for an advancement of expenses, in which case such period is 20 days, the Registrant’s restated certificate of incorporation and restated bylaws authorize the claimant to bring an action against the Registrant and prescribe what constitutes a defense to such action.

The Registrant’s restated certification of incorporation eliminates the liability of a director to the Registrant or the Registrant’s stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 or any successor provision of the Delaware General Corporation Law; or

•	from any transaction from which the director derived an improper personal benefit.

The Registrant has entered into indemnification agreements with its directors and certain officers, which are in addition to the indemnification provided in the Registrant’s restated certificate of incorporation and restated bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future. These indemnification agreements may require the Registrant, among other things, to indemnify its directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of its directors or officers, or any of the Registrant’s subsidiaries or any other company or enterprise to which the person provides services at the Registrant’s request.

The Registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The foregoing discussion of the restated certificate of incorporation, restated bylaws, indemnification agreements, indemnity agreement, and Delaware law is not intended to be exhaustive and is qualified in its entirety by such restated certificate of incorporation, restated bylaws, indemnification agreements, indemnity agreement, or law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Index to Exhibits immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah on April 1, 2014.

AMEDICA CORPORATION

By:	/s/ Eric K. Olson
Eric K. Olson
President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Eric K. Olson, Jay M. Moyes and Kevin Ontiveros, and each of them singly, her or his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for her or him and in her or his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Amedica Corporation, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as she or he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eric K. Olson	President, Chief Executive Officer and Director (principal executive officer)	April 1, 2014
Eric K. Olson

/s/ Jay M. Moyes Jay M. Moyes	Chief Financial Officer and Director (principal financial officer and principal accounting officer)	April 1, 2014

/s/ Max E. Link, Ph.D.	Director	April 1, 2014
Max E. Link, Ph.D.

/s/ B. Sonny Bal, M.D.	Director	April 1, 2014
B. Sonny Bal, M.D.

/s/ David W. Truetzel	Director	April 1, 2014
David W. Truetzel

/s/ Jeffery S. White	Director	April 1, 2014
Jeffery S. White

AMEDICA CORPORATION

INDEX TO EXHIBITS FILED WITH

FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Exhibit Description	Filed Herewith	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/ Reg. Number

4.1	Restated Certificate of Incorporation of Amedica Corporation, as filed with the Secretary of State of the State of Delaware on February 19, 2014.		8-K (Exhibit 3.1)	February 20, 2014	001-33624

4.2	Restated By laws of Amedica Corporation.		S-1/A (Exhibit 3.4)	February 20, 2014	001-33624

4.3	Form of Common Stock Certificate.		S-1/A (Exhibit 4.1)	January 29, 2014	333-192232

4.4	Amedica Corporation 2003 Stock Option Plan		S-1/A (Exhibit 10.18)	January 29, 2014	333-192232

4.5	Form of 2003 Non-Qualified Stock Option Agreement and Notice of Exercise of Non-Qualified Stock Option thereunder.		S-1/A (Exhibit 10.19)	January 29, 2014	333-192232

4.6	Form of 2003 Incentive Stock Option Agreement and Notice of Exercise of Incentive Stock Option thereunder.		S-1/A (Exhibit 10.20)	January 29, 2014	333-192232

4.7	Amedica Corporation Amended and Restated 2012 Equity Incentive Plan.	X

4.8	Form of 2012 Stock Option Grant Notice and Stock Option Agreement.		S-1/A (Exhibit 10.16)	January 29, 2014	333-192232

4.9	Form of 2012 Restricted Stock Unit Agreement		S-1/A (Exhibit 10.17)	January 29, 2014	333-192232

4.10	Amedica Corporation 2013 Employee Stock Purchase Plan	X

5.1	Opinion of Mintz, Levin, Cohn, Glovsky and Popeo, P.C.	X

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in opinion of counsel filed as Exhibit 5.1).	X

23.2	Consent of Ernst & Young LLP.	X

24.1	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).	X